                                   Exhibit 99

    Consolidated Financial Statements and Reports of Independent Accountants

                                   KraftCPA's
                  Kraft Bros., Esstman, Patton & Harrell, PLLC
                   CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

Board of Directors
First Southern Bancshares, Inc.
Florence, Alabama

We have audited the accompanying consolidated balance sheet of First Southern Bancshares, Inc. and its wholly owned subsidiary, First Southern Bank (collectively, the "Company"), as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to report on these consolidated financial statements based on our audit. The consolidated financial statements of First Southern Bancshares, Inc. and subsidiary as of and for the year ended December 31, 2000, were audited by other auditors whose report dated March 2, 2001, expressed an unqualified opinion on those statements.

We conducted our audit of the 2001 consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our report.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 10, the Company has suffered recurring losses from operations in recent years. In addition, First Southern Bancshares, Inc. is currently operating under a Memorandum of Understanding with the Federal Reserve Bank of Atlanta, and First Southern Bank has entered into a consent order (the "Order") with the Federal Deposit Insurance Corporation and the Superintendent of Banks of the State of Alabama. (These federal and state agencies are collectively referred to herein as the "Regulators.") In addition to various other matters, including restrictions placed on dividends and requirements for the Company to take certain actions and address certain specified deficiencies, the Regulators have imposed a requirement for the Bank to increase its Tier I Capital to at least 7.00% of total assets within 120 days of March 25, 2002, the effective date of the Order. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These matters are further discussed in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because of the significance of the matters discussed in the preceding paragraph, we are unable to express, and we do not express, an opinion on the December 31, 2001 consolidated financial statements of First Southern Bancshares, Inc. and subsidiary referred to in the first paragraph.

/s/ Kraft Bros., Esstman, Patton & Harrell, PLLC

Nashville, Tennessee
February 26, 2002, except for Note 10, which is dated March 25, 2002

               [LETTERHEAD OF MARMANN MCCRARY & ASSOCIATES, P.C.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First Southern Bancshares, Inc. and Subsidiary
Florence, Alabama

We have audited the accompanying consolidated statement of financial condition of First Southern Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Southern Bancshares, Inc. and subsidiary at December 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marmann, McCrary & Associates, P.C.
Marmann, McCrary & Associates, P.C.
Sheffield, Alabama
March 2, 2001

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                 ----------------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------
                    (Dollars in thousands, except share data)

                                                                                             December 31,     December 31,
                                                                                                2001             2000
                                                                                            -------------    ------------
                                                ASSETS
                                                ------
Cash and cash equivalents                                                                     $  14,230        $   7,479
Investment securities available for sale, at market                                              12,858            4,497
Mortgage-backed securities, held-to-maturity, at cost                                             3,230            3,367
Federal Home Loan Bank stock, at cost                                                             1,866            1,866
Loans held for sale                                                                                 821                -
Loans receivable, net                                                                            90,420          139,707
Premises and equipment, net                                                                       2,807            3,412
Accrued interest receivable                                                                         976            1,850
Income taxes receivable                                                                           2,614            1,386
Other assets                                                                                        435            1,450
Foreclosed real estate                                                                            1,226              688
Deferred income taxes                                                                                 -            1,682
                                                                                              ---------        ---------
                 Total assets                                                                 $ 131,483        $ 167,384
                                                                                              =========        =========


                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------
Liabilities:
    Deposits
        Demand accounts                                                                       $  36,302        $  37,844
        Certificate accounts                                                                     82,362           93,374
                                                                                              ---------        ---------
              Total deposits                                                                    118,664          131,218
    Advances from Federal Home Loan Bank                                                          5,862           25,514
    Other notes payable                                                                             750              825
    Other liabilities                                                                               218              597
                                                                                              ---------        ---------
         Total liabilities                                                                      125,494          158,154
                                                                                              ---------        ---------

Commitments and contingencies                                                                         -                -

Redeemable Preferred Stock, $.01 par value
    Series A - 250,000 shares authorized; 160,350 shares issued and outstanding; 4% cumulative dividends initially, increasing after five
        years (aggregate redemption value $3,528 plus accumulated dividends)                      3,388                -
    Series B - 56,000 shares authorized; 47,775 shares issued and outstanding;
        6% cumulative dividends initially, increasing after three years (aggregate
         redemption value $1,283 plus accumulated dividends)                                      1,100                -
                                                                                              ---------        ---------
                                                                                                  4,488                -
                                                                                              ---------        ---------
Stockholders' equity
    Common stock, $.01 par value; 4,000,000 shares authorized; 2,076,969
         shares issued and 1,256,715 outstanding                                                     21               21
    Additional paid-in capital                                                                   11,407           11,429
    Retained earnings - substantially restricted                                                  1,738            9,354
    Unearned employee compensation - MRDP                                                             -              (68)
    Accumulated other comprehensive income (loss)                                                  (184)             (39)
    Treasury stock, at cost                                                                     (11,481)         (11,467)
                                                                                              ---------        ---------
         Total stockholders' equity                                                               1,501            9,230
                                                                                              ---------        ---------

         Total liabilities and stockholders' equity                                           $ 131,483        $ 167,384
                                                                                              =========        =========

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                 ----------------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                    (Dollars in thousands, except share data)

                                                                         Year Ended December 31,
                                                                      -----------------------------
                                                                        2001                 2000
                                                                      --------             --------
INTEREST INCOME:
   Loans                                                              $  9,333             $ 13,475
   Investment securities                                                   220                  284
   Mortgage-backed securities                                              222                  233
   Other                                                                   463                  216
                                                                      --------             --------

        Total interest income                                           10,238               14,208
                                                                      --------             --------

INTEREST EXPENSE:
  Deposits                                                               5,635                5,941
  Federal Home Loan Bank advances and other                                818                2,010
                                                                      --------             --------
       Total interest expense                                            6,453                7,951
                                                                      --------             --------

NET INTEREST INCOME                                                      3,785                6,257

PROVISION FOR LOAN LOSSES                                                5,904                8,226
                                                                      --------             --------
NET INTEREST INCOME (LOSS) AFTER PROVISION
 FOR LOAN LOSSES                                                        (2,119)              (1,969)
                                                                      --------             --------

NONINTEREST INCOME:
  Loan fees and service charges                                            513                  626
  Net gains on sale of loans                                               282                  103
  Gains (losses) on real estate owned and other assets                  (1,014)                (159)
  Loss on sale of investments                                               (6)                   -
  Other                                                                     55                   27
                                                                      --------             --------
       Total noninterest income (loss)                                    (170)                 597
                                                                      --------             --------

NONINTEREST EXPENSES:
  Compensation and employee benefits                                     2,447                2,786
  Building and occupancy expense                                           686                  689
  Data processing expense                                                  492                  425
  Advertising                                                               53                  146
  Insurance expense                                                        248                  117
  Other                                                                  1,640                  875
                                                                      --------             --------
       Total noninterest expenses                                        5,566                5,038
                                                                      --------             --------

INCOME (LOSS) BEFORE INCOME TAXES                                       (7,855)              (6,410)

INCOME TAX EXPENSE (BENEFIT)                                              (239)              (2,519)
                                                                      --------             --------

NET INCOME (LOSS)                                                     $ (7,616)            $ (3,891)
                                                                      ========             ========

BASIC EARNINGS (LOSS) PER SHARE                                       $  (6.06)            $  (3.09)
                                                                      ========             ========

DILUTED EARNINGS (LOSS) PER SHARE                                     $  (6.06)            $  (3.09)
                                                                      ========             ========

DIVIDENDS PER SHARE                                                   $      -             $    .50
                                                                      ========             ========

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                 ----------------------------------------------
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                                 (In thousands)

                                                                                                        Retained
                                                       Common Stock                       Additional    Earnings
                                        ----------------------------------------------
                                                Issued                 In Treasury         Paid-in    Substantially
                                        -----------------------------------------------
                                          Shares      Amount     Shares       Amount       Capital     Restricted
                                        ----------------------------------------------------------------------------
Balances at January 1, 2000             2,076,969   $      21    (763,598)   $ (10,827)   $  11,425    $  13,856

Net income (loss) for the year
 ended December 31, 2000                        -           -           -            -            -       (3,891)
Change in net unrealized gain (loss)
    on securities available for sale,
    net of reclassification
    adjustments and Tax effects                 -           -           -            -            -            -

Total comprehensive income (loss)               -           -           -            -            -            -

Cash dividends                                  -           -           -            -            -         (611)
Acquisition of treasury stock                   -           -     (54,360)        (640)           -            -
ESOP shares committed for release               -           -           -            -            4            -
Amortization of MRDP unearned
    compensation                                -           -           -            -            -            -
                                        ---------   ---------   ---------    ---------    ---------    ---------

Net change for the year                         -           -     (54,360)        (640)           4       (4,502)
                                        ---------   ---------   ---------    ---------    ---------    ---------

Balances at December 31, 2000           2,076,969          21    (817,958)     (11,467)      11,429        9,354

Net income (loss) for the year
  ended December 31, 2001                       -           -           -            -            -       (7,616)
Change in net unrealized gain (loss)
    on securities  available for
    sale, net of reclassification
    adjustments and Tax effects                 -           -           -            -            -            -

Total comprehensive income (loss)               -           -           -            -            -            -

Acquisition of treasury stock                   -           -      (2,296)         (14)         (22)           -
Amortization of MRDP
    unearned compensation                       -           -           -            -            -            -
                                        ---------   ---------   ---------    ---------    ---------    ---------

Net change for the year                         -           -      (2,296)         (14)         (22)      (7,616)
                                        ---------   ---------   ---------    ---------    ---------    ---------

Balances at December 31, 2001           2,076,969   $      21    (820,254)   $ (11,481)   $  11,407    $   1,738
                                        =========   =========   =========    =========    =========    =========

                                                                       Accumulated
                                             Unearned Employee            Other             Total

                                               Compensation           Comprehensive      Stockholders'
                                         ------------------------
                                             ESOP         MRDP        Income (Loss)          Equity
                                         ---------------------------------------------------------------
Balances at January 1, 2000              $    (112)   $    (290)       $    (104)         $  13,969

Net income (loss) for the year
 ended December 31, 2000                         -            -                -             (3,891)
Change in net unrealized gain (loss)
    on securities available for sale,
    net of reclassification
    adjustments and Tax effects                  -            -               65                 65
                                                                                          ---------
Total comprehensive income (loss)                -            -                -             (3,826)
                                                                                          ---------
Cash dividends                                   -            -                -               (611)
Acquisition of treasury stock                    -            -                -               (640)
ESOP shares committed for release              112            -                -                116
Amortization of MRDP unearned
    compensation                                 -          222                -                222
                                         ---------    ---------        ---------          ---------

Net change for the year                        112          222               65             (4,739)
                                         ---------    ---------        ---------          ---------

Balances at December 31, 2000                    -          (68)             (39)             9,230

Net income (loss) for the year
  ended December 31, 2001                        -            -                -             (7,616)
Change in net unrealized gain (loss)
    on securities  available for
    sale, net of reclassification
    adjustments and Tax effects                  -            -             (145)              (145)
                                                                                          ---------
Total comprehensive income (loss)                -            -                -             (7,761)
                                                                                          ---------
Acquisition of treasury stock                    -            -                -                (36)
Amortization of MRDP
    unearned compensation                        -           68                -                 68
                                         ---------    ---------        ---------          ---------

Net change for the year                          -           68             (145)            (7,729)
                                         ---------    ---------        ---------          ---------

Balances at December 31, 2001            $       -    $       -        $    (184)         $   1,501
                                         =========    =========        =========          =========

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                  For the Year Ended December 31,
                                                                                                ----------------------------------
                                                                                                      2001               2000
                                                                                                ---------------     --------------
                                                                                                       (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                                                   $ (7,616)         $ (3,891)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation                                                                                          304               330
   Loss on disposal of premises and equipment                                                             35                --
   Loss on sale of investment securities                                                                   6                --
   Provision for loan losses                                                                           5,904             8,226
   Provision for deferred income taxes (benefit)                                                       1,655            (1,090)
   Amortization/accretion of premiums/discounts on investment and mortgage-backed securities              29                (1)
   Amortization of deferred loan fees                                                                    (79)              (22)
   Fair market value of ESOP shares committed for release and charged to employee
      compensation                                                                                        --               116
   Amortization of unearned compensation - MRDP                                                           68               222
   (Gains) losses on real estate owned                                                                   655              (159)
   (Increase) decrease in:
       Loans held for sale                                                                              (821)               80
       Accrued interest receivable                                                                       874                 5
       Income taxes receivable                                                                        (1,228)           (1,218)
       Other assets                                                                                    1,015            (1,191)
   Increase (decrease) in:
       Income taxes currently payable                                                                     --              (183)
       Other liabilities                                                                                (379)              (26)
                                                                                                    --------          --------
       Net cash provided by operating activities                                                         422             1,198
                                                                                                    --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in total loans                                                                41,276             7,827
Proceeds from maturity of:
   Mortgage-backed securities                                                                            138               161
   Investment securities                                                                                  24                 6
   Real estate owned                                                                                   1,379               389
Proceeds from sale of investment securities                                                            9,601                --
Acquisition of:
   Investment securities                                                                             (18,140)              (30)
   Federal Home Loan Bank stock                                                                           --              (181)
   Premises and equipment                                                                               (120)              (79)
                                                                                                    --------          --------
       Net cash provided by (used in) investing activities                                            34,158             8,093
                                                                                                    --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposit accounts                                                          (12,554)            4,348
Cash dividends paid                                                                                       --              (611)
Proceeds from (reduction in) FHLB advances                                                           (19,652)           (8,151)
Proceeds from (reduction in) other borrowings                                                            (75)           (1,175)
Proceeds from (reduction in) securities sold under agreement to repurchase                                --            (1,489)
Proceeds from issuance of preferred stock (net)                                                        4,488                --
Acquisition of treasury stock, net                                                                       (36)             (640)
                                                                                                    --------          --------
       Net cash provided by (used in) financing activities                                           (27,829)           (7,718)
                                                                                                    --------          --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
Net change in cash and cash equivalents                                                                6,751             1,573
Cash and cash equivalents at beginning of year                                                         7,479             5,906
                                                                                                    --------          --------
Cash and cash equivalents at end of year                                                            $ 14,230          $  7,479
                                                                                                    ========          ========

SUPPLEMENTAL INFORMATION FOR CASH FLOW:
Noncash transactions:
   Increase (decrease) in net unrealized loss on securities available for sale                      $    145          $    (65)
   Loans foreclosed and transferred to real estate owned                                            $  2,186          $    960
   Premises and equipment transferred to real estate owned                                          $    386          $     --
Cash paid during the period for:
   Interest                                                                                         $  6,594          $  8,006
   Income taxes                                                                                     $    730          $    950

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                 ----------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         First Southern Bancshares, Inc. ("Bancshares") was incorporated in the State of Delaware on November 22, 1994, and is the holding company for First Southern Bank (the "Bank"). The Bank is an Alabama-chartered commercial bank that is the successor to First Federal Savings and Loan Association of Florence, which converted from a mutual savings and loan association to a stock savings and loan association on April 13, 1995. Bancshares and the Bank are collectively referred to as the "Company."

         Principles of consolidation
         ---------------------------

         The accompanying consolidated financial statements include the accounts of First Southern Bancshares, Inc. and its wholly-owned subsidiary, First Southern Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

         Use of estimates in the preparation of financial statements
         -----------------------------------------------------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of foreclosed real estate.

         Significant group concentrations of credit risk
         -----------------------------------------------

         At times during the year, the Bank's balances with financial institutions exceeded FDIC insurance limits. Management considers bank balances in excess of FDIC limits to be a normal business risk, mitigated by the underlying quality of the financial institutions used by the Bank.

         Substantially all of the Company's business activity is with customers located in Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. As such, a significant portion of its loan portfolio is collateralized by real estate located in the same geographic location. Information about the composition of the Bank's investments and loan portfolio is provided in Notes 3 and 4, respectively. The Bank does not have a significant concentration in any one industry or customer.

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash on hand, cash due from banks, interest-bearing overnight deposits and time deposits in the Federal Home Loan Bank (FHLB) of Atlanta, and highly liquid investments with a maturity of three months or less at purchase date.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Investments in debt and equity securities
         -----------------------------------------

         Securities held primarily for resale in the near term are classified as trading securities and reported at fair value, with changes in fair value recognized in earnings. The Bank currently holds no investments classified as trading securities.

         Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity securities and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

         Loans held for sale
         -------------------

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

         Loans receivable
         ----------------

         The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs on originated loans.

         Interest is accrued on the principal amount outstanding. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is amortized to income using a method that approximates the interest method over the contractual lives of the loans.

         The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and approval is received from regulators.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Allowance for loan losses
         -------------------------

         The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collection of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

         The allowance for loan losses is maintained at a level that is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. All loans are assigned a risk rating on a numerical scale of one to eight by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent reviewer. The risk ratings are assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. The allocation of allowance for loans with a grade of one through seven is based upon historical loss rates adjusted for current conditions that include estimated current economic developments. The allocations for loans with a grade of eight are generally nonaccrual, impaired or charge-offs. Management reviews its allocation of the loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as other factors that might affect the estimated losses in the portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

         A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured separately for each impaired loan by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Allowance for loan losses (Continued)
         -------------------------------------

         Larger groups of smaller balance homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

         Mortgage servicing rights
         -------------------------

         Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized into income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         Credit related financial instruments
         ------------------------------------

         In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

         Foreclosed real estate owned and other assets
         ---------------------------------------------

         Real estate and other assets acquired through foreclosure are initially recorded at fair value at the time of foreclosure through a charge to the allowance for loan losses with a valuation allowance established for estimated costs to sell. Subsequent to foreclosure, foreclosed assets are carried at the lower of fair value, less estimated costs to sell, or cost, with the reduction charged to current earnings. Revenue and expense from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         Premises and equipment
         ----------------------

         Office properties and equipment are carried at cost less accumulated depreciation. Improvements are capitalized, whereas repairs and maintenance are charged to expense as incurred. Depreciation is provided by the straight-line method at rates intended to distribute the cost of buildings and equipment over their estimated service lives of ten to fifty years and three to ten years, respectively.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Transfer of assets and liabilities
         ----------------------------------

         Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         Income taxes
         ------------

         Bancshares and the Bank file a consolidated federal income tax return.

         Deferred income taxes and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Earnings per share
         ------------------

         Basic earnings per share ("EPS") represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects any additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and to unreleased ESOP shares and to the conversion of Class B preferred stock. A reconciliation of the weighted average number of common shares outstanding used in the earnings per share computation follows:

                                                                               Year Ended December 31,
                                                                        -----------------------------------
                                                                            2001                  2000
                                                                        -------------         -------------
             Average number of common shares issued                         2,076,969             2,076,969
             Average number of treasury shares                               (819,680)             (812,193)
             Unreleased ESOP shares                                                 -                (6,395)
             Options/(1)/                                                           -                     -
                                                                        -------------         -------------
                 Average number of common shares outstanding
                    used to calculate earnings per share                    1,257,289             1,258,381
             Options/(1)/                                                           -                     -
             Unreleased ESOP Shares                                                 -                 6,395
                                                                        -------------         -------------
                 Average number of common shares outstanding
                    used to calculate diluted earnings per share            1,257,289             1,264,776
                                                                        =============         =============


         (1) During 2001 and 2000, stock options have an anti-dilutive effect and, accordingly, are not included in the calculation.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Comprehensive income
         --------------------

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows:

                                                                                         Years Ended December 31,
                                                                                     ------------------------------
                                                                                       2001                 2000
                                                                                     ---------            ---------
                                                                                          (Dollars in thousands)
             Unrealized holdings gains (losses) on available-for-sale securities     $    (119)           $     118
             Reclassification adjustment for gains (losses) realized                        (6)                   -
                                                                                     ---------            ---------
                  Net unrealized gains (losses)                                           (125)                 118
                  Tax effect                                                               (20)                 (53)
                                                                                     ---------            ---------

             Net of tax amount                                                       $    (145)           $      65
                                                                                     =========            =========

         Segment reporting and disclosures
         ---------------------------------

         An operating segment is defined as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company has determined it has no segment reporting requirements.

         Reclassification
         ----------------

         Certain amounts have been reclassified in the 2000 consolidated financial statements to conform to the 2001 presentation.

NOTE 2 - CASH AND CASH EQUIVALENTS

         Cash and cash equivalents were comprised of the following:

                                                                               December 31,           December 31,
                                                                               ------------           ------------
                                                                                   2001                   2000
                                                                                 --------               --------
                                                                                      (Dollars in thousands)
             Cash and cash equivalents:
                Cash on hand                                                     $  1,290               $  1,775
                Cash due from banks                                                 3,154                  5,162
                Interest-bearing deposits at FHLB of Atlanta
                  and other                                                         9,786                    542
                                                                                 --------               --------

             Total                                                               $ 14,230               $  7,479
                                                                                 ========               ========

         Cash due from banks at December 31, 2001 and 2000 includes aggregate bank balances of approximately $2.9 million and $5.0 million, respectively, which are not covered by FDIC insurance.

         As an Alabama state-chartered bank which is not a member of the Federal Reserve System, the Bank is required by Alabama law to maintain at all times a reserve (comprised of cash on hand) based upon average daily deposits of the Bank. At December 31, 2001, the required reserve was $277,000, and the Bank's qualifying reserves totaled approximately $1.3 million.

NOTE 3 - SECURITIES

         The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                                                       December 31, 2001
                                                                ---------------------------------------------------------------
                                                                 Amortized         Unrealized Holdings          Estimated
                                                                                  ---------------------
                                                                 Cost Basis       Gains          Losses       Market Values
                                                                ---------------------------------------------------------------
                                                                                     (Dollars in thousands)
            Available-For-Sale:
            ------------------
            U.S. Government and Agency Obligations                  $12,030    $        -      $   (193)      $ 11,837
            Corporate Bonds                                           1,012             9             -          1,021
                                                                    -------    ----------      --------       --------

                 Total Securities Available-For-Sale                $13,042    $        9      $   (193)      $ 12,858
                                                                    =======    ==========      ========       ========

            Held-To-Maturity:
            ----------------
            Mortgage-backed securities                              $ 3,230    $       49      $      -       $  3,279
                                                                    =======    ==========      ========       ========


                                                                                       December 31, 2000
                                                                ---------------------------------------------------------------
                                                                 Amortized         Unrealized Holdings          Estimated
                                                                                  ---------------------
                                                                 Cost Basis       Gains          Losses       Market Values
                                                                ---------------------------------------------------------------
                                                                                     (Dollars in thousands)
            Available-For-Sale:
            ------------------
            U.S. Government and Agency Obligations                  $ 1,500    $        -      $      -       $  1,500
            Corporate Bonds                                           3,062             -           (65)         2,997
                                                                    -------    ----------      --------       --------

                 Total Securities Available-For-Sale                $ 4,562    $        -      $    (65)      $  4,497
                                                                    =======    ==========      ========       ========

            Held-To-Maturity:
            ----------------
            Mortgage-backed securities                              $ 3,367    $        9      $    (24)      $  3,352
                                                                    =======    ==========      ========       ========

         The amortized cost and estimated fair value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   Estimated
                                                           Amortized Cost          Fair Value
                                                        --------------------  --------------------
                                                                  (Dollars in thousands)
         Available-For-Sale Securities

         U.S. Government and Agency Obligations
         --------------------------------------

         Due after one year through five years                  $ 5,998               $ 5,937
         Due in greater than ten years                            6,032                 5,900

         Corporate Bonds
         ---------------
         Due after one year through five years                    1,012                 1,021
                                                                -------               -------

                                                                $13,042               $12,858
                                                                =======               =======


         Held-To-Maturity Securities

         Mortgage-backed securities
         --------------------------

         Due after one year through five years                  $    97               $   103
         Due after five years through ten years                     121                   128
         Due in greater than ten years                            3,012                 3,048
                                                                -------               -------

                                                                $ 3,230               $ 3,279
                                                                =======               =======


         At December 31, 2001 and 2000, mortgage-backed securities with a carrying value of $1 million and $320,000, respectively, have been pledged to secure public deposits.

         For the years ended December 31, 2001 and 2000, gross realized gains amounted to $1,000 and $0, respectively. Gross realized losses amounted to $7,000 and $0, respectively. At December 31, 2001, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of stockholders' equity.

NOTE 4 - LOANS RECEIVABLE

         Loans receivable consisted of the following:

                                                           December 31,          December 31,
                                                               2001                  2000
                                                         -----------------     ------------------
                                                                 (Dollars in thousands)
         Type of loan:
         One-to-four family residential mortgage loans       $ 29,717              $  48,615
         Multi-family residential mortgage loans                2,168                  4,359
         Commercial mortgage and business loans                43,250                 59,242
         Construction loans                                     8,075                 12,578
         Consumer loans                                        13,743                 21,418
                                                            ---------              ---------

                   Total loans                                 96,953                146,212
                                                            ---------              ---------
         Less:
             Undisbursed loans in process                        (852)                (1,304)
             Unamortized loan origination fees                    (31)                   (49)
             Allowance for loan losses                         (5,650)                (5,152)
                                                            ---------              ---------

                                                               (6,533)                (6,505)
                                                            ---------              ---------

                   Total loans receivable, net               $ 90,420              $ 139,707
                                                            =========              =========

         The Company originates both adjustable and fixed interest rate loans. At December 31, 2001 and 2000, the composition of these loans was as follows:

                                                                     Fixed Rate Loans
                                                         -------------------------------------------
                                                           December 31,            December 31,
                                                               2001                    2000
                                                         -------------------      ------------------
                                                                  (Dollars in thousands)
                               Term to maturity

         Less than one year                                    $10,273                 $13,296
         One year to five years                                 40,799                  48,629
         Over five years                                        10,388                  12,175
                                                               -------                 -------

                                                               $61,460                 $74,100
                                                               =======                 =======


                                                                   Adjustable Rate Loans
                                                         -------------------------------------------
                                                           December 31,            December 31,
                                                               2001                    2000
                                                         -------------------     -------------------
                                                                  (Dollars in thousands)

                               Term to maturity

         Less than one year                                    $35,493                 $72,076
         One year to five years                                      -                      36
                                                               -------                 -------

                                                               $35,493                 $72,112
                                                               =======                 =======


         The adjustable rate loans have interest rate adjustment limitations. The majority of the adjustable rate loans are indexed to the one-year U.S. Treasury bill rate or to the prime lending rate published in the Wall Street Journal. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

         An analysis of the allowance for loan losses follows:

                                                     Year Ended December 31,
                                                   --------------------------
                                                     2001              2000
                                                   --------          --------
                                                     (Dollars in thousands)

         Balance - Beginning of period              $ 5,152          $ 1,400
         Provision for loan losses                    5,904            8,226
         Charge-offs                                 (5,786)          (4,572)
         Recoveries                                     380               98
                                                    -------          -------

         Balance - End of period                    $ 5,650          $ 5,152
                                                    =======          =======

         While the Bank believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase significantly its allowances for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases would not be necessary should the quality of any loans deteriorate. Any material increase in the allowance for loan losses may adversely affect the Bank's financial condition and results of operations.

         Reserves for loan losses for tax purposes are maintained at the maximum allowable by the Internal Revenue Code.

         At December 31, 2001 and 2000, non-accrual loans totaled $12.2 million and $2.3 million, respectively. Interest income totaling $397,000 was recognized on nonaccrual loans for the year ended December 31, 2001. No material amount of interest income was recognized on non-accrual loans for the year ended December 31, 2000.

         At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired was $12.8 million and $3.4 million, respectively. Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of the impaired loans at December 31, 2001 and 2000. There was approximately $2.7 million and $1.2 million at December 31, 2001 and 2000, respectively, in the allowance for loan losses specifically allocated to impaired loans. The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was approximately $8.1 million and $1.3 million, respectively. Interest income recognized on impaired loans was $449,000 in 2001, and $204,000 in 2000.

         Loans to executive officers and directors are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. The Bank gives employees who are not directors or executive officers a preferred interest rate on adjustable-rate mortgages of up to 3/4%.

         Loan activity relating to loans made to executive officers and directors and companies in which executive officers and directors own a significant interest is summarized as follows:

                Year ended            Balance                                              Balance
               December 31,       Beginning of Year         Advances     Repayments     End of Year
         --------------------------------------------------------------------------------------------
                                            (Dollars in thousands)
                   2001              $2,234                 $2,624         $3,425         $1,433
                   2000               3,456                  4,424          5,646          2,234

         Unused credit lines or commitments to extend credit to executive officers and directors, and companies in which executive officers and directors own a significant interest aggregated $912,000 and $1.3 million for the years ended December 31, 2001 and 2000, respectively.

         Loans and participations serviced by the Bank on behalf of others were approximately $11.9 million and $12.0 million at December 31, 2001 and 2000, respectively. Servicing assets are insignificant at December 31, 2001.

NOTE 5 - PREMISES AND EQUIPMENT

         Premises and equipment are summarized by major classifications as follows:

                                                            December 31,
                                                    ------------------------
                                                      2001           2000
                                                    --------       ---------
                                                     (Dollars in thousands)

         Land                                       $   612         $   636
         Building and improvements                    3,846           4,235
         Furniture, fixtures and equipment            1,379           1,314
                                                    -------         -------

                                                      5,837           6,185
         Less: accumulated depreciation              (3,030)         (2,773)
                                                    -------         -------

                                                    $ 2,807         $ 3,412
                                                    =======         =======

         Depreciation expense aggregated approximately $304,000 and $343,000 for the years ended December 31, 2001 and 2000, respectively.

NOTE 6 - DEPOSITS

        Deposits by major classification and interest rate are summarized as follows:

                                                       December 31, 2001                  December 31, 2000
                                                -------------------------------------------------------------------
                                                                           %                                  %
                                                  Rates     Amount      of total     Rates      Amount     of total
                                                -------------------------------------------------------------------
                                                                       (Dollars in thousands)
  Demand accounts
      Noninterest-bearing accounts                    -    $  6,223         5.2          -     $  7,059        5.4
      NOW accounts                                 0.75%     10,697         9.0       2.00%      11,884        9.1
      Money market demand accounts                 1.50%      4,419         3.7       3.00%       3,456        2.6
      Passbook accounts                            1.00%     11,470         9.7       2.75%      12,552        9.6
      Statement savings                            1.00%      3,493         2.9       2.88%       2,893        2.2
                                                           --------       -----                --------      -----

                                                             36,302        30.5                  37,844       28.9
                                                           --------       -----                --------      -----

  Certificate accounts:
      1.00% to 5.00%                                         36,410        30.7                   6,007        4.6
      5.01% to 6.00%                                         24,765        20.9                  39,394       30.0
      6.01% to 7.00%                                         20,639        17.4                  41,342       31.5
      Over 7.00%                                                548         0.5                   6,631        5.0
                                                           --------       -----                --------      -----

                                                             82,362        69.5                  93,374       71.1
                                                           --------       -----                --------      -----

                                                           $118,664       100.0                $131,218      100.0
                                                           ========       =====                ========      -----

         Scheduled maturities of time deposits were as follows:

                                                December 31,
                                                    2001
                                            ----------------------
                                            (Dollars in thousands)

         2002                                      $71,740
         2003                                        8,855
         2004                                        1,004
         2005                                          421
         2006                                          342
                                                   -------

                                                   $82,362
                                                   =======

         As of December 31, 2001 and 2000, the Bank had aggregate deposit accounts with balances greater than $100,000 of approximately $12.2 million and $15.0 million, respectively. Balances in excess of $100,000 are not covered by FDIC insurance.

NOTE 7 - BORROWED FUNDS

         Federal Home Loan Bank
         ----------------------

         Advances from the Federal Home Loan Bank are as follows:

                                                                                                   December 31,
                                                                                           ---------------------------
                                                                                             2001               2000
                                                                                           --------           --------
                                                                                             (Dollars in thousands)
         Advances under a $40,000,000 Credit Availability Program expired
         September 25, 2001, interest rate determined daily at FHLB determined "spread" over the rate paid on FHLB overnight deposit
         accounts, interest due monthly (6.35% at December 31, 2000)                        $    -             $12,500

         Advances from Community Investment Fund:
             7.36% principal reducing credit advance dated May 1, 1992, interest due monthly, principal due in equal quarterly installments of $13,514
             commencing May 1993 and continuing through May 2002                                27                  81

             6.53% principal reducing credit advance dated November 2, 1992, interest due monthly, principal due in equal quarterly installments of
             $18,919 commencing in November 1993 and continuing through November 2002           76                 152

             6.91% principal reducing credit advance dated March 4, 1994, interest due monthly, principal due in equal quarterly
             installments of $33,333 commencing in March 2004 and continuing
             through March 2009                                                                700                 700

             7.49% principal reducing credit advance dated July 8, 1994, interest due monthly, principal due in equal quarterly installments of
             $5,405 commencing in July 1995 and continuing through July 2004                    59                  81

         6.08% advance under fixed rate credit plan dated August 25, 1993,
         interest due monthly, principal prepaid during 2001                                     -               2,000

         5.49% ten-year convertible advance dated February 4, 1998, interest
         due quarterly, principal due February 4, 2008                                       5,000              10,000
                                                                                            ------             -------

                 Total advances from Federal Home Loan Bank                                 $5,862             $25,514
                                                                                            ======             =======

         The contractual maturities of Federal Home Loan Bank debt are as follows:

         Year ending December 31,                      Principal payments
         ---------------------------                -------------------------
                                                      (Dollars in thousands)

         2002                                                $  124
         2003                                                    22
         2004                                                   150
         2005                                                   133
         2006                                                   133
         Thereafter                                           5,300
                                                             ------

                                                             $5,862
                                                             ======

         ----------------------------------

         At December 31, 2001 the Bank's advances from the FHLB of Atlanta are secured by a pool of qualifying first mortgage loans (approximately $10.5 million). At December 31, 2000, these advances were secured by a blanket floating lien worth approximately $43.5 million. The Company incurred interest expense on FHLB advances of approximately $752,000 and $1.9 million in 2001 and 2000, respectively. Subsequent to year-end, the Bank pledged investment securities with a market value of $6.8 million to the FHLB to collateralize outstanding advances of $5.9 million. Previously pledged mortgage loans were released.

         Other Notes Payable
         -------------------

         Other notes payable are as follows at December 31:

                                                                                                 2001             2000
                                                                                            --------------    -------------
                                                                                                (Dollars in thousands)
         Note payable to a third party bank, interest rate equals LIBOR plus 2.25%
         or bank's prime rate payable monthly (6.75% at December 31, 2001; 8.9%
         at December 31, 2000); principal due April 30, 2002, secured by a
         pledge of the Bank's common stock                                                       $750              $825

         Loan from Directors
         -------------------

         On January 31, 2002, certain members of Bancshares' Board of Directors loaned Bancshares $1,000,000, which Bancshares, in turn, contributed to the Bank as additional paid-in capital. Interest accrues on the loan to Bancshares at a variable rate equal to 1% per annum over the published prime rate. The loan is due the earlier of (i) a change of control of Bancshares or (ii) March 31, 2003, and is secured by a pledge of the Bank's common stock. This pledge is subordinate to the pledge granted to a third-party bank as security for Bancshares' loan, as described above.

NOTE 8 - INCOME TAXES

         Income tax expense is comprised of the following elements of current and deferred Federal and state income taxes:

                                                                                 2001                  2000
                                                                          -------------------   -------------------
                                                                                   (Dollars in thousands)
              Current income tax expense (benefit):
              Federal                                                         $   (2,614)            $  (1,164)
              State                                                                 (123)                 (222)
                                                                              ----------             ---------

                                                                                  (2,737)               (1,386)
                                                                              ----------             ---------

              Deferred income tax expense (benefit):
              Federal                                                              2,103                  (951)
              State                                                                  395                  (182)
                                                                              ----------             ---------

                                                                                   2,498                (1,133)
                                                                              ----------             ---------

              Total income tax expense (benefit)                              $     (239)            $  (2,519)
                                                                              ==========             =========


         The Company files consolidated federal and state income tax returns. At December 31, 2001, the Company had prepaid federal and state income taxes of approximately $100,000 and $96,195, respectively. As of December 31, 2000, the Company had prepaid federal and state income taxes of approximately $1.3 million and $79,000, respectively.

         The provisions for income taxes are different from the amounts determined by applying the federal statutory rate to income before income taxes due to the following:

                                                                                    Year Ended December 31,
                                                                            ---------------------------------------
                                                                                 2001                  2000
                                                                            -----------------     -----------------
                                                                                   (Dollars in thousands)
            Expected income tax (benefit), at statutory rate                   $  (2,671)              $ (2,179)

            Dividend received deduction                                              (30)                   (33)

            State excise taxes based on income, net of Federal
                income tax expense                                                   180                   (244)

            Valuation allowance                                                    2,418                      -

            Other, net                                                              (136)                   (63)
                                                                               ---------               --------

            Total income tax expense (benefit)                                 $    (239)              $ (2,519)
                                                                               =========               ========

            Effective income tax rate                                                 (3%)                  (39%)
                                                                               =========               ========

         Deferred income tax expense (benefit) results from temporary differences in the recognition of revenues and expenses for tax and financial statement purposes. Deferred income taxes are also provided on certain components of equity. The sources and tax effects of these temporary differences and the separately stated components of equity resulting in deferred income taxes are as follows:

                                                                                  2001                2000
                                                                               ----------           ---------
                                                                                    (Dollars in thousands)
            Deferred tax asset:
                Bad debt deduction                                             $    1,732           $   2,482
                Deferred compensation                                                  21                  67
                Loan fees                                                              27                  20
                Premises and equipment                                                 13                   -
                Net operating loss carryforward (Alabama)                             513                   -
                Contribution carryforward                                              18                   -
                Net unrealized loss on available-for-sale securities                    -                  26
                Other                                                                  94                  44
                                                                               ----------           ---------

                                                                                    2,418               2,639
                                                                               ----------           ---------
            Deferred tax liability:
                Premises and equipment                                                  -                 (58)
                Other                                                                   -                 (57)
                                                                               ----------           ---------
                                                                                        -                (115)
                                                                               ----------           ---------

            Net deferred tax asset                                                  2,418               2,524
            Valuation allowance                                                    (2,418)                  -
                                                                               ----------           ---------

            Deferred tax asset, net of valuation allowance                     $        -           $   2,524
                                                                               ==========           =========

         Realization of tax benefits represented by deferred tax assets is dependent on future earnings. Because of the uncertainties involved in projecting future events and circumstances, a valuation allowance has been established to fully reserve the net deferred tax asset as of December 31, 2001.

         On March 9, 2002, President Bush signed the Job Creation and Worker Assistance Act of 2002 which, among other things, increased the net operating loss carryback period, for losses sustained in tax years 2001 and 2002, from two years to five years. Accordingly, the Company intends to carry back the net operating loss incurred in 2001 and apply for a refund of federal income taxes paid in prior years totaling approximately $2.6 million. This refund has been recognized as a receivable and corresponding credit to the provision for income tax as of and for the year ended December 31, 2001.

NOTE 9 - EMPLOYEE BENEFIT PLANS

         401(k) Profit Sharing Plan and Trust
         ------------------------------------

         The Bank contributes to a defined contribution profit-sharing plan (the "plan"), which includes a 401(k) feature, and covers substantially all employees who have completed one year of service with a minimum of 1,000 hours of service and are over 21 years of age. Eligible employees may contribute the maximum dollar amount allowed under the Internal Revenue Code. The Bank may make discretionary matching contributions to the plan, as determined by the Board of Directors. Matching contributions are allocated among participants in proportion to their compensation relative to the total compensation of all active participants. Vesting in the Bank's matching and discretionary contributions results in 100% vesting after five years of credited service. Contributions to the plan by the Bank, in the amounts of $57,241 in 2001 and $73,484 in 2000, are included in compensation and employee benefits.

         Employee Stock Ownership Plan
         -----------------------------

         The Bank has established an internally leveraged Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of the Bank's participating employees meeting certain eligibility requirements. In general, participating employees must be full-time employees (defined as an employee working 1,000 hours or more during an employment year) with one or more years of service and must have attained the age of 21 years.

         On April 11, 1995, the ESOP borrowed funds from the Company in an amount sufficient to purchase 163,990 shares of the Company's common stock. The loan was secured by the shares purchased and was repaid by the Bank's contributions to the ESOP and any other earnings on ESOP assets. The loan was fully repaid in 2000, and all remaining shares were allocated to participants. On February 21, 2002, the Bank's Board of Directors took action to terminate the ESOP.

         Accounting for the ESOP is in accordance with Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans issued by the American Institute of Certified Public Accountants. Accordingly, the Company's loan to the ESOP was reflected as a reduction of stockholders' equity as "unearned employee compensation". The ESOP covered its debt service requirements through discretionary contributions to the ESOP by the Bank and through dividends paid on shares of Company common stock held by the ESOP. The shares held by the ESOP were committed for release from collateral as principal repayment of the loan was made. At such time, unearned employee compensation was reduced by the cost basis of shares released and compensation was charged for the fair value of such shares at the date of release. Differences between the cost basis and fair value of shares committed for release were charged or credited to additional paid-in capital, net of related income taxes. As shares were committed for release, they became outstanding for earnings per share computations.

         Shares committed for release have been held in a suspense account for allocation among participants. Contributions to the ESOP and shares released from the suspense account have been allocated among participants at the end of each Plan year (December 31) in proportion to their compensation relative to the total compensation of all active participants. Benefits generally become 100% vested after five years of credited service. Vesting is accelerated upon retirement, death or disability.

         -----------------------------------------

         Dividends paid on unallocated ESOP shares were recorded as reductions of debt and accrued interest, whereas dividends on allocated ESOP shares were recorded as a reduction in retained earnings. The following summarizes activity related to the ESOP for the two years ended December 31, 2000:

                                                             Unearned                 Additional
                                                       Employee compensation           Paid-in       Compensation
                                                ------------------------------------
                                                      Shares           Amount          Capital          Expense
                                                ---------------------------------------------------------------------
                                                                       (Dollars in thousands)

         Balances - January 1, 1999                   (17,163)          $(172)              -                 -

         1999 Shares committed for release:             5,987              60            $ 12             $  72
                                                     --------          ------

         Balances - December 31, 1999                 (11,176)           (112)              -                 -

         2000 Shares committed for release             11,176             112            $  3             $ 115
                                                     --------          ------

         Balances - December 31, 2000                       -           $   -               -                 -
                                                     ========          ======            =====            =====

         Management Recognition and Development Plan
         -------------------------------------------

         On April 17, 1996, the Company established the 1996 Management Recognition and Development Plan (the "MRDP"). The MRDP was established in order to increase the proprietary and vested interest of certain key Company employees and Directors in the growth, development and financial success of the Company by granting them awards of a maximum of 82,000 restricted shares of the Company's common stock. Among other provisions of the MRDP, the MRDP shares are restricted as to transferability prior to vesting, which occurs generally over a five-year period at a rate of 20% per year, commencing one year after the original date of grant.

         As of December 31, 2001, the Company has awarded the 82,000 restricted shares of the Company's common stock in accordance with the terms and conditions of the MRDP. The restricted shares were obtained from stock held in treasury (54,906 shares) and from authorized and unissued common stock (27,094 shares) and were recorded to unearned employee compensation at the then prevailing market price of the Company's common stock ($15.75 per share). Unearned compensation related to the MRDP is reflected as a reduction of stockholders' equity and has been amortized to expense on a ratable basis over the five-year vesting period. MRDP amortization expense was $68,000 in 2001. As of December 31, 2001, 75,548 shares are vested, 6,452 shares have been forfeited, and no shares remain unreleased.

         Stock Option Plan
         -----------------

         Under the Company's Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 204,988 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company's stock on the date of the grant. The options generally vest at a rate of 20% per year and expire at various times not longer than ten years from the date of the grant. During 2001, two executives became eligible to participate in the Plan and were issued options for a total of 35,000 shares which expire in 2008.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on weighted-average assumptions of expected life-10 years, volatility-30%, risk-free interest rate-7.5%, and dividend yield-3.3%.

         A summary of the status of the Company's stock option plan is as follows:

                                                                   2001                           2000
                                                       -------------------------------------------------------------
                                                                        Weighted                       Weighted
                                                                         average                        average
                                                                        exercise                       exercise
                                                          Shares          price          Shares          price
                                                       -------------------------------------------------------------

             Outstanding, beginning of year               109,806         $11.69         110,306         $11.69
                 Granted                                   35,000           6.45               -              -
                 Exercised                                      -              -               -              -
                 Forfeited                                (67,495)         11.74            (500)         11.25
                                                         --------        -------         -------        -------

             Outstanding, end of year                      77,311         $ 9.27         109,806         $11.69
                                                         ========        =======         =======        =======

             Options exercisable at year-end               34,811         $11.68          78,508         $11.73
                                                         ========        =======         =======        =======

             Weighted-average fair value of
                 options granted during the year                          $ 2.31                         $    -
                                                                         =======                        =======


NOTE 10 - REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

         Capital is the primary measure used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk based capital requirements. Federal Reserve Board regulations evaluate Bancshares' capital compliance on a bank-only basis because Bancshares has total consolidated assets of less than $150.0 million. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions.

          As of December 31, 2001, the Bank's regulatory capital ratios were as follows:

                                                                                                    Percentage of
                                                                              Amount            Adjusted total assets
                                                                           -------------------------------------------
                                                                                     (Dollars in thousands)
          First Southern Bank:

          Total capital (to risk-weighted assets)                             $  8,013                       8.56%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                       9,363                      10.00%
                                                                              --------                      -----

          Excess (Deficit)                                                    $ (1,350)                     (1.44)%
                                                                              ========                      =====

          Tier 1 Capital (to risk-weighted assets)                            $  6,793                       7.25%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                       5,618                       6.00%
                                                                              --------                     ------

          Excess (Deficit)                                                    $  1,175                       1.25%
                                                                              ========                     ======

          Tier 1 Capital (to average assets)                                  $  6,793                       5.00%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                       6,789                       5.00%
                                                                              --------                     ------

          Excess (Deficit)                                                    $      4                       0.00%
                                                                              ========                     ======


          Total capital (to risk-weighted assets)                             $  8,013                       8.56%
          Minimum risk-based capital requirements                                7,490                       8.00%
                                                                              --------                     ------

          Excess (Deficit)                                                    $    523                       0.56%
                                                                              ========                     ======

          Tier 1 Capital (to risk-weighted assets)                            $  6,793                       7.25%
          Minimum core capital                                                   3,745                       4.00%
                                                                              --------                     ------

          Excess (Deficit)                                                    $  3,048                       3.25%
                                                                              ========                     ======

          Tier 1 Capital (to average assets)                                  $  6,793                       5.00%
          Minimum Tier 1 capital requirement                                     5,431                       4.00%
                                                                              --------                     ------

          Excess (Deficit)                                                    $  1,362                       1.00%
                                                                              ========                     ======

          To be categorized as well capitalized, the Bank must maintain a total risk-based capital ratio as set forth in the preceding table and not be subject to a capital order. Under the FDICIA prompt corrective action provisions applicable to banks, as of December 31, 2001, the Bank is categorized as adequately capitalized.

          As of December 31, 2000, Bancshares' regulatory capital ratios were as follows:

                                                                                              Percentage of
                                                                     Amount               Adjusted total assets
                                                                --------------------------------------------------
                                                                             (Dollars in thousands)
          First Southern Bancshares, Inc.:

          Total capital (to risk-weighted assets)                    $ 10,981                       8.20%
          Minimum risk-based capital requirements                      10,717                       8.00%
                                                                     --------                     ------

          Excess (Deficit)                                           $    264                       0.20%
                                                                     ========                     ======

          Tier 1 Capital (to risk-weighted assets)                   $  9,266                       6.92%
          Minimum core capital                                          5,359                       4.00%
                                                                     --------                     ------

          Excess (Deficit)                                           $  3,907                       2.92%
                                                                     ========                     ======

          Tier 1 Capital (to average assets)                         $  9,266                       5.44%
          Minimum Tier 1 capital requirement                            6,808                       4.00%
                                                                     --------                     ------

          Excess (Deficit)                                           $  2,458                       1.44%
                                                                     ========                     ======

         As of December 31, 2000, the Bank's regulatory capital ratios were as follows:

                                                                                                  Percentage of
                                                                           Amount             Adjusted total assets
                                                                    --------------------------------------------------
                                                                                   (Dollars in thousands)
         First Southern Bank:

         Total capital (to risk-weighted assets)                           $ 11,541                       8.62 %
         To be well capitalized under the FDICIA prompt
             corrective action provisions                                    13,391                      10.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $ (1,850)                     (1.38)%
                                                                           ========                     ======

         Tier 1 Capital (to risk-weighted assets)                          $  9,825                       7.34 %
         To be well capitalized under the FDICIA prompt
             corrective action provisions                                     8,034                       6.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $  1,791                       1.34 %
                                                                           ========                     ======

         Tier 1 Capital (to average assets)                                $  9,825                       5.78 %
         To be well capitalized under the FDICIA prompt
             corrective action provisions                                     8,505                       5.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $  1,320                       0.78 %
                                                                           ========                     ======


         Total capital (to risk-weighted assets)                           $ 11,541                       8.62 %
         Minimum risk-based capital requirements                             10,711                       8.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $    830                       0.62 %
                                                                           ========                     ======

         Tier 1 Capital (to risk-weighted assets)                          $  9,825                       7.34 %
         Minimum core capital                                                 5,355                       4.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $  4,470                       3.34 %
                                                                           ========                     ======

         Tier 1 Capital (to average assets)                                $  9,825                       5.78 %
         Minimum Tier 1 capital requirement                                   6,799                       4.00 %
                                                                           --------                     ------

         Excess (Deficit)                                                  $  3,026                       1.78 %
                                                                           ========                     ======

         Effective July 6, 2001, Bancshares entered into a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of Atlanta. The MOU prohibits Bancshares from incurring any additional debt without the prior written approval of the Federal Reserve. The MOU also prohibits Bancshares from declaring or paying any dividends to its shareholders or redeeming any of its outstanding stock without the prior written approval of the Federal Reserve Bank. Bancshares has adopted a capital plan and capital and dividend policy to comply with one of the provisions of the MOU and is required to submit quarterly progress reports to the Federal Reserve Bank of Atlanta. The MOU will remain in effect until modified or terminated by the Federal Reserve.

         Effective August 7, 2001, the Bank and its Directors made certain written assurances to the Superintendent of Banks of the State of Alabama (the "Department"). Such written assurances focus a bank and its board of directors on specific problems the Department considers to be of supervisory concern. The Bank committed to take certain actions with respect to the Bank's management, asset quality and loan administration, capital, and asset/liability management. In addition, the written assurances place limitations on the Bank's ability to take certain actions, such as declaring or paying dividends without the concurrence of the Department. The Bank also agreed to raise its Tier 1 capital to average assets ratio to 7.00%. At December 31, 2001, the Bank's Tier 1 capital to average assets ratio was 5.00%.

         Subsequent to December 31, 2001, Bancshares contributed $1 million to the capital of the Bank with the proceeds of a loan from certain of the directors of the Company. The Bank's capital remains at a level meeting the regulatory requirements for adequately capitalized, although the Bank's Tier 1 capital to average assets ratio remains below 7.00%

         On March 15, 2002, the Bank entered into a consent order ("Order") with the Federal Deposit Insurance Corporation and the Alabama State Banking Department, which superceded the written assurances made on August 7, 2001, described above, but addressed many of the same matters. The Order became effective March 25, 2002, and will remain in effect until modified, terminated, suspended or set aside by the regulators.

         The Order requires the Bank to address various operational deficiencies, including certain violations of law and regulations identified by the Regulators, within various time periods prescribed in the Order. Among other things, the Bank must address identified deficiencies with respect to management staffing and effectiveness, earnings, asset quality, capital adequacy, allowances for loan and lease losses, and internal policies, procedures and controls. The Order also prohibits the Bank from paying cash dividends to the Company without prior written consent from the Regulators.

         The Order outlines specific capital adequacy benchmarks that the Bank must satisfy. Within 60 days from the effective date of the Order, the Bank's Tier 1 Capital must equal or exceed 5.00% of total assets. Within 120 days of the effective date of the Order and for as long as the Order remains in effect, the Bank's Tier 1 Capital must equal or exceed 7.00% of total assets. At December 31, 2001, the Bank's Tier I Capital was 5.00% of total assets. The Order also requires the Bank to develop and adopt a plan to meet the FDIC's minimum risk-based capital requirements by March 31, 2002.

         The Order also imposes specific asset quality measures on the Bank. Among these is the requirement to reduce (by charge-off, collection or removal from adverse classification with the consent of the Regulators) the level of assets classified "substandard" and "doubtful" by the Regulators to not more than $20 million by August 31, 2002, to not more than $15 million by February 28, 2003, and to not more than $6 million by August 31, 2003. The Order requires the Bank to submit periodic written reports to the Regulators detailing compliance with the terms of the Order.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed above, the Bank's capital ratios as of December 31, 2001 did not meet the capital requirements in the recent assurances given August 7, 2001, and the Bank has experienced unusually high loan losses. The Bank's ability to operate as a going concern will be dependent on its ability to meet the requirements of the Order including attaining and maintaining appropriate levels of capital and improving the quality of its loan portfolio to a level considered acceptable by the Regulators.

NOTE 11 - REDEEMABLE PREFERRED STOCK

         During 2001, the Company issued 160,350 shares of its 250,000 authorized shares of Series A redeemable, cumulative preferred stock (the "Series A preferred") for a total of $3,388,000. Prior to August 1, 2006, the Series A preferred carries a 4% dividend ($.88 per share), payable semi-annually (in March and September), in cash (subject to compliance with minimum regulatory capital requirements) or, at the option of the holder, in shares of common stock valued at 85% of book value as of the prior quarter end, subject to certain limitations. After July 31, 2006, the dividend increases to $5.928 per share, payable in cash (subject to compliance with minimum regulatory capital requirements). In the event the Company's book value is not equal to or greater than $9.88 per adjusted share on July 31, 2006, then each holder of the Series A preferred shall be entitled to an incentive payment equal to four times the difference between the book value and $9.88 per adjusted share. After five years, the issuer may call the shares at any time and, after seven years, the holders may annually put to the Company up to 25% of the shares purchased in this offering, at a price equal to the higher of $22.00 per share or the book value per adjusted share (based on equivalent common shares).

         During 2001, the Company also issued 47,775 shares of its 56,000 authorized shares of Series B redeemable, cumulative preferred stock (the "Series B preferred"), for a total of $1,100,000. The Series B preferred carries a 6% dividend ($1.32 per share, increasing to 12.5%, or $2.75 per share, after three years), payable semi-annually (in March and September), in cash (subject to compliance with minimum regulatory capital requirements) or, at the option of the holder, in shares of common stock valued at 85% of book value as of the prior quarter end, subject to certain limitations. Each share of preferred stock is convertible at any time, at the option of the holder, into four shares of common stock. After three years, the issuer may call the shares at any time, and the holders may annually put to the Company for redemption up to 50% of the shares purchased in this offering, at a price of $26.85 per share.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, and interest rate caps and floors written on variable rate loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and letters of credit are represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                                       Contract or notional amount
                                                                                  ---------------------------------------
                                                                                   December 31,           December 31,
                                                                                       2001                   2000
                                                                                  -----------------      ----------------
                                                                                          (Dollars in thousands)
         Financial instruments and contract amounts which represent credit risk:
         Commitments to extend credit                                                 $   852               $  1,378
         Unused lines of credit                                                         5,376                 10,226
         Standby letters of credit                                                         10                     10


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

         Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

         Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 13 - STOCK REPURCHASE PROGRAM

         The Company had a Stock Repurchase Program from October 16, 1995 until 2000. Under the program, the Company acquired 2,296 and 54,360 shares, respectively, of Company common stock, at an aggregate cost of $14,000 and $640,000, in 2001 and 2000, respectively. Since inception of the program, 54,906 of these shares were utilized in the funding of the MRDP, 6,186 shares were used to satisfy options exercised, and 820,254 shares (aggregating 39.5% of issued shares) are held in treasury at December 31, 2001.

NOTE 14 - BANK DIVIDEND RESTRICTIONS

         The Bank may not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. In addition, the Bank is subject to restrictions on dividends under the Alabama Banking Code, which provides that an Alabama state bank must transfer to surplus each year at least 10% of its net earnings (and thus cannot declare or pay a dividend in excess of 90% of net earnings) until its surplus equals at least 20% of its capital. Furthermore, the Bank must obtain regulatory approval to declare dividends in any calendar year in excess of the total of its net earnings of that year combined with its retained net earnings of the preceding two years, less any required transfers to surplus. As of December 31, 2001, the Bank is restricted by the Alabama State Banking Department from paying out any dividends until capital is restored to an acceptable level.

NOTE 15 - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY
          FINANCIAL STATEMENTS

          Condensed parent company only financial statements for First Southern Bancshares, Inc. are set forth below:

                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                             December 31,       December 31,
                                                                                                2001               2000
                                                                                             ------------       ------------
                                                ASSETS

          Cash and cash equivalents                                                            $   153            $   223
          Investment in wholly-owned subsidiary                                                  6,616              9,790
          Other assets                                                                              10                105
                                                                                               -------            -------

                  Total assets                                                                 $ 6,779            $10,118
                                                                                               =======            =======

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

          Liabilities:
          Notes payable                                                                        $   750            $   825
          Other accrued liabilities                                                                 40                 63
                                                                                               -------            -------
                  Total liabilities                                                                790                888

          Redeemable preferred stock                                                             4,488                 --
          Stockholders' equity                                                                   1,501              9,230
                                                                                               -------            -------

                  Total liabilities and stockholders' equity                                   $ 6,779            $10,118
                                                                                               =======            =======

                       CONDENSED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                                                  Year Ended December 31
                                                                                             -------------------------------
                                                                                                 2001              2000
                                                                                             ------------       ------------
          INCOME (LOSS)

          Equity in earnings (losses) of wholly-owned subsidiary                               $(7,347)           $(3,733)
          Other                                                                                      6                 14
                                                                                               -------            -------
                  Total income (loss)                                                           (7,341)            (3,719)

          EXPENSES                                                                                 271                276
                                                                                               -------            -------
          Income (loss) before income taxes                                                     (7,612)            (3,995)
          Benefit (provision) for income taxes                                                      (4)               104
                                                                                               -------            -------

          NET INCOME (LOSS)                                                                    $(7,616)           $(3,891)
                                                                                               =======            =======

          Basic Earnings (Loss) per share                                                      $ (6.06)           $ (3.09)

          Diluted Earnings (Loss) per share                                                    $ (6.06)           $ (3.09)

          Dividends per share, regular and special                                             $     -            $   .50

NOTE 15 - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY
          FINANCIAL STATEMENTS (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                      Year Ended December 31,
                                                                              -----------------------------------------
                                                                                    2001                   2000
                                                                              ------------------     ------------------
          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income (loss)                                                          $(7,616)             $(3,891)
          Adjustments to reconcile net income to net cash provided
                 by operations:
             Equity in losses of wholly-owned subsidiary                               7,347                4,808
             (Increase) decrease in other assets                                          95                   (9)
             Increase (decrease) in other accrued liabilities                            (23)                   6
                                                                                     -------              -------

                  Net cash provided by (used in) operating activities                   (197)                 914
                                                                                     -------              -------

          CASH FLOWS FROM INVESTING ACTIVITIES:
          Principal reductions in notes receivable                                         -                  112
          Capital contributions to subsidiary bank                                    (4,250)                   -
                                                                                     -------              -------

                  Net cash provided by (used in) investing activities                 (4,250)                 112
                                                                                     -------              -------

          CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from borrowings                                                         -                  825
          Repayments of borrowings                                                       (75)              (2,000)
          Proceeds from issuance of preferred stock (net)                              4,488                    -
          Cash dividends, including dividends on unallocated
              ESOP shares                                                                  -                 (611)
          Acquisition of treasury stock                                                  (36)                (640)
          ESOP shares committed for release                                                -                  116
          Amortization of MRDP shares                                                      -                  222
          Equity in reserves of wholly-owned subsidiary                                    -                   65
                                                                                     -------              -------

                  Net cash provided by (used in) financing activities                  4,377               (2,023)
                                                                                     -------              -------

          INCREASE (DECREASE) IN CASH AND
              CASH EQUIVALENTS                                                           (70)                (997)

          Cash and cash equivalents at beginning of year                                 223                1,220
                                                                                     -------              -------

          Cash and cash equivalents at end of year                                   $   153              $   223
                                                                                     =======              =======

NOTE 16 - CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and fair value of financial instruments as of December 31, 2001 are summarized as follows:

                                                                       Carrying

                                                                        Amount              Fair Value
                                                                  -------------------  ---------------------
                                                                           (Dollars in thousands)

               Cash and cash equivalents                                $  14,230             $  14,230
               Investment securities                                       12,858                12,858
               Mortgage-backed securities                                   3,230                 3,279
               Loans held for sale                                            821                   821
               Loans receivable, net                                       90,420                94,499
               Federal Home Loan Bank stock                                 1,866                 1,866
               Accrued dividends and interest receivable                      976                   976


               FINANCIAL LIABILITIES
               Deposits:
                   Demand accounts                                      $  36,302             $  36,302
                   Certificates of deposit                                 82,362                84,271
               Advances from Federal Home Loan Bank                         5,862                 7,242
               Other notes payable                                            750                   750
               Redeemable preferred stock
                   Series A                                                 3,388                 3,388
                   Series B                                                 1,100                 1,100
               Off-balance sheet commitments                                    -                     -


         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate the value:

            . Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximates fair value.

            . Investment and mortgage-backed securities - Fair value was determined based upon quoted market prices and/or dealer quotes.

            . Loans receivable and loans held for sale - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain loans with a readily available market are based on quoted market prices of similar loans. The fair value of other loans was estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

            . Federal Home Loan Bank stock - The carrying value of the Federal Home Loan Bank stock is believed to reasonably reflect its fair value.

            . Accrued dividends and interest receivable - The carrying amount approximates fair value.

            . Deposits - The carrying value of demand deposits and other deposit accounts with no fixed maturity reflects the amount payable on demand and therefore is, by definition, its fair value. Fair values of certificates of deposit were estimated by discounting future cash flows using the rates currently being offered for deposits of similar remaining maturities.

            . Advances from Federal Home Loan Bank and other notes payable - The estimated fair value of Federal Home Loan Bank loan advances and other notes payable was determined by discounting future cash flows using the rates currently being offered on Federal Home Loan Bank advances and bank borrowings having similar characteristics.

            . Redeemable preferred stock - The fair values are believed to approximate the values received for such shares issued during 2001.

            . Off-balance sheet financial commitments - The Company had $6.2 million of off-balance sheet financial commitments as of December 31, 2001, which are commitments to originate loans and unused lines of credit. The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees.

NOTE 17 - QUARTERLY DATA (UNAUDITED)

                                                             (Dollars in thousands, except share data)
                                                                     Years Ended December 31,
                                       ----------------------------------------------------------------------------------------
                                                         2001                                           2000
                                       ------------------------------------------    ------------------------------------------
                                       1/st/ Qtr  2/nd/ Qtr  3/rd/ Qtr  4/th/ Qtr    1/st/ Qtr  2/nd/ Qtr  3/rd/ Qtr  4/th/ Qtr
                                       ------------------------------------------    ------------------------------------------

Interest income                        $ 3,259    $ 2,739    $ 2,295    $ 1,945       $ 3,572   $ 3,636    $ 3,570    $ 3,430
Interest expense                         1,918      1,679      1,563      1,293         1,929     1,984      2,017      2,021
                                       -------    -------    -------    -------       -------   -------    -------    -------
Net interest income                      1,341      1,060        732        652         1,643     1,652      1,553      1,409
Provision for loan losses                  813      2,092        599      2,400           158     1,127      1,867      5,074
                                       -------    -------    -------    -------       -------   -------    -------    -------
Net interest income (loss) after
   provision for loan losses               528     (1,032)       133     (1,748)        1,485       525       (314)    (3,665)
Noninterest income                         200          7         47       (424)          185       184        186         42
Noninterest expense                      1,313      1,338      1,623      1,292         1,226     1,218      1,310      1,284
                                       -------    -------    -------    -------       -------   -------    -------    -------
Income (loss) before income taxes         (585)    (2,363)    (1,443)    (3,464)          444      (509)    (1,438)    (4,907)
Income tax (benefit) expense              (236)      (933)     2,592     (1,662)          169      (196)      (572)    (1,920)
                                       -------    -------    -------    -------       -------   -------    -------    -------

Net income (loss)                      $  (349)   $(1,430)   $(4,035)   $(1,802)      $   275   $  (313)   $  (866)   $(2,987)
                                       =======    =======    =======    =======       =======   =======    =======    =======

Basic earnings (loss) per share        $ (0.28)   $ (1.14)   $ (3.21)   $ (1.43)      $  0.22   $ (0.25)   $ (0.69)   $ (2.37)
                                       =======    =======    =======    =======       =======   =======    =======    =======

Diluted earnings (loss) per share      $ (0.28)   $ (1.14)   $ (3.21)   $ (1.43)      $  0.21   $ (0.25)   $ (0.69)   $ (2.37)
                                       =======    =======    =======    =======       =======   =======    =======    =======

         Note: Quarterly amounts may not add to year-to-date due to rounding.


NOTE 18- OTHER MATTERS

         The Bank purchases insurance and contracts for professional services through certain Board members. The total of such expenses amounted to $210,000 in 2001 and $94,000 in 2000.